EXHIBIT 10.3
AMENDMENT No. 7

Dated as of May 1, 2008

to

RECEIVABLES PURCHASE AGREEMENT

Dated as of June 26, 1998

This AMENDMENT NO. 7 (this “Amendment”) dated as of May 1, 2008 is entered into among PILGRIM’S PRIDE FUNDING CORPORATION (“Seller”), PILGRIM’S PRIDE CORPORATION (“Pilgrim’s Pride”) as initial Servicer, FAIRWAY FINANCE COMPANY, LLC (f/k/a Fairway Finance Corporation) (“Purchaser”) and BMO CAPITAL MARKETS CORP. (f/k/a Harris Nesbitt Corp. (f/k/a BMO Nesbitt Burns Corp.)), as agent for the Purchaser (in such capacity, together with its successors and assigns, the “Agent”).

RECITALS

WHEREAS, the parties hereto have entered into a certain Receivables Purchase Agreement dated as of June 26, 1998 (as amended through the date hereof, the “Agreement”);

WHEREAS, in order to make the most efficient use of the financing facility contemplated by the Agreement and the other Transaction Documents, the Seller has requested the Purchaser and the Agent to agree to certain amendments and/or modifications to such facility as described herein for various purposes;

WHEREAS, the Purchaser and the Agent are willing to agree to such amendments solely on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

SECTION 1. Definitions.  All capitalized terms used, but not otherwise defined, herein shall have the respective meanings for such terms set forth in Exhibit I to the Agreement.

SECTION 2. Amendments to the Agreement.  The Agreement is hereby amended as follows:

2.1. Exhibit I to the Agreement shall be amended by adding the following definition thereto in the appropriate alphabetical order:

“Seventh Amendment Effective Date” means May 1, 2008.

2.2. Exhibit I to the Agreement shall be amended by deleting the definition of “Funded Debt” therein.

2.3. The definition of “Debt” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety as follows:

“Debt” of any Person means as of any time the same is to be determined, the aggregate of:

(a)           all indebtedness, obligations and liabilities of such Person with respect to borrowed money (including by the issuance of debt securities);

(b)           all guaranties, endorsements and other contingent obligations of such Person with respect to indebtedness arising from money borrowed by others;

(c)           all reimbursement and other obligations with respect to letters of credit, bankers acceptances, customer advances and other extensions of credit whether or not representing obligations for borrowed money;

(d)           the aggregate of the principal components of all leases and other agreements for the use, acquisition or retention of real or personal property which are required to be capitalized under generally accepted accounting principles consistently applied;

(e)           all indebtedness, obligations and liabilities representing the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business);

(f)           all indebtedness secured by a lien on the Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness;

(g)           in the case of Pilgrim’s Pride, all indebtedness, obligations and liabilities of Pilgrim’s Pride relating to any convertible stock of Pilgrim’s Pride that Pilgrim’s Pride has elected to treat as Debt; and

(h)           all obligations of such Person under any agreement providing for an interest rate swap, cap, cap and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described in this definition.

2.4. The definition of “Fixed Charge Coverage Ratio” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety as follows:

“Fixed Charge Coverage Ratio” with respect to any Person shall mean the ratio of (a) the sum of EBITDA and all amounts payable under all non-cancellable operating leases (determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied) for the period in question, to (b) the sum of (without duplication) (i) Interest Expense for such period, (ii) the sum of the scheduled current maturities (determined in accordance with generally accepted accounting principles consistently applied) of Debt during the period in question, (iii) all amounts payable under non-cancellable operating leases (determined as aforesaid) during such period, and (iv) without duplication, all amounts payable with respect to capitalized leases (determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied) for the period in question; provided, that, for purposes of calculating the Fixed Charge Coverage Ratio, the term “Debt” shall not include (i) indebtedness related to the Protein IRB Bonds to the extent proceeds remain held in trust and are not paid to Pilgrim’s Pride pursuant to the terms of the bond documents pursuant to which the Protein IRB Bonds were issued, (ii) indebtedness related to the Intercompany Bonds so long as Pilgrim’s Pride or a subsidiary of Pilgrim’s Pride remains the holder of such Intercompany Bonds and (iii) any other indebtedness so long as the trustee in respect of such indebtedness holds cash and Cash Equivalents in an amount sufficient to repay the principal balance of such indebtedness, subject to the Administrator’s reasonable verification that such cash and Cash Equivalents are held by a trustee for the sole purpose of insuring such repayment.

2.5. The definition of “Leverage Ratio” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety as follows:

“Leverage Ratio” with respect to any Person shall mean the ratio for such Person and its subsidiaries, determined on a consolidated basis (as calculated on the last day of each fiscal quarter of such Person) of (a) an amount equal to the sum of the aggregate outstanding principal amount of all Debt (other than Debt consisting of reimbursement and other obligations with respect to undrawn letters of credit), minus the aggregate principal amount of all cash and Cash Equivalents reflected on such Person’s balance sheet that is not restricted to secure the payment of off-balance sheet liabilities of such Person or any subsidiary, to (b) the amount included in clause (a), above, plus the Net Worth of such Person; provided, that, for purposes of calculating the Leverage Ratio, the terms “Debt” and “Total Liabilities” shall not include (a) indebtedness of Pilgrim’s Pride related to the Protein IRB Bonds to the extent proceeds remain held in trust and are not paid to Pilgrim’s Pride pursuant to the terms of the bond documents pursuant to which the Protein IRB Bonds were issued, (b) indebtedness related to the Intercompany Bonds so long as Pilgrim’s Pride or a subsidiary of Pilgrim’s Pride remains the holder of such Intercompany Bonds, and (c) any other indebtedness so long as the trustee in respect of such indebtedness holds cash and Cash Equivalents in an amount sufficient to repay the principal balance of such indebtedness, subject to the Administrator’s reasonable verification that such cash and Cash Equivalents are held by a trustee for the sole purpose of insuring such repayment.

2.6. Clause (u) of Exhibit IV of the Agreement is hereby amended and restated in its entirety as follows:

(u)           Tangible Net Worth.  The Servicer (or if Pilgrim’s Pride is not then the Servicer, Pilgrim’s Pride) shall maintain its Tangible Net Worth at all times in an amount not less than the minimum required amount for each period set forth below:

(a) from the Seventh Amendment Effective Date through September 25, 2009, $250,000,000; and

(b) $300,000,000 thereafter, which amount shall increase as of the last day of each Fiscal Year commencing with the Fiscal Year ending October 2, 2010 by an amount, in each case, equal to the sum of: (i) the net proceeds of any equity issuance in a capital raising transaction (including in connection with the acquisition of any subsidiary, division or otherwise) during such Fiscal Year, plus (ii) 25% of Pilgrim Pride’s Net Income (but not less than zero) during such Fiscal Year.

2.7. Clause (v) of Exhibit IV of the Agreement is hereby amended and restated in its entirety as follows:

(v)           Fixed Charge Coverage Ratio.  The Servicer (or if Pilgrim’s Pride is not then the Servicer, Pilgrim’s Pride) will not permit, as of the last day of each fiscal quarter of Pilgrim’s Pride, its Fixed Charge Coverage Ratio for the eight consecutive fiscal quarters of Pilgrim’s Pride then ended to be less than (a) 1.25 to 1 as of the last day of each quarterly fiscal accounting period of Pilgrim’s Pride ending after the Seventh Amendment Effective Date through September 26, 2009, and (b) as of the last day of each quarterly fiscal accounting period of Pilgrim’s Pride thereafter, 1.30 to 1.

2.8. The form of “Servicer Report” set forth in Annex E to the Agreement is hereby amended and restated in its entirety as Exhibit I attached hereto.

SECTION 3. Representations and Warranties.  Each of the Seller and the Servicer hereby represents and warrants to the Purchaser and the Agent that the representations and warranties of such Person contained in Exhibit III to the Agreement are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date), and that as of the date hereof, no Termination Event or Unmatured Termination Event has occurred and is continuing or will result from this Amendment.

SECTION 4. Effect of Amendment.  (a) All provisions of the Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect and are hereby ratified and confirmed in all respects.  After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment.  This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Agreement other than as set forth herein.

(b) Notwithstanding anything in the Agreement or any other Transaction Document to the contrary, each of the parties hereto, hereby consents and agrees to the amendments contemplated hereby and that all of the provisions in the Agreement, the Purchase and Contribution Agreement, the Purchase Agreement and the other Transaction Documents shall be interpreted so as to give effect to the intent of the parties hereto as set forth in this Amendment.

SECTION 5. Effectiveness.  This Amendment shall become effective as of the date hereof upon receipt by the Agent of the following (each, in form and substance satisfactory to the Agent):

(a) Counterparts of this Amendment executed by each of the parties hereto (including facsimile or electronic copies); and

(b) Such other documents, resolutions, certificates, agreements and opinions as the Agent may reasonably request in connection herewith.

SECTION 6. Amendment Fee.   On or before May 5, 2008, Pilgrim’s Pride shall pay the “Amendment Fee” referred to in that certain amended and restated Fee Letter, dated as of the date hereof, by and among the parties hereto.

SECTION 7. Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 8. Governing Law.  This Amendment, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the laws of the State of Texas (without giving effect to the conflict of laws principles thereof).

SECTION 9. Section Headings.  The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.

(continued on following page)

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

PILGRIM’S PRIDE FUNDING CORPORATION,
as Seller

By:           /s/ Richard A. Cogdill
Name: Richard A. Cogdill
Title: Vice President, Secretary and Treasurer

PILGRIM’S PRIDE CORPORATION,
as initial Servicer

By: /s/ Richard A. Cogdill
Name: Richard A. Cogdill
Title: Chief Financial Officer, Secretary and Treasurer

FAIRWAY FINANCE COMPANY, LLC,
as Purchaser

By: /s/ Philip A. Martone
Name:  Philip A. Martone
Title: Vice President

BMO CAPITAL MARKETS CORP.,
as Agent

By: /s/ Brian Zaban
Name: Brian Zaban
Title:  Managing Director

S-	Amendment No. 7 to RPA

5022501 98442494	S-
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